Exhibit 10.4

Strictly Private and Confidential

30 April 2025

Fred Stephan

Contract Addendum

Dear Fred,

I am pleased to confirm the terms of your appointment as Division President, Global Flexibles effective from 30 April 2025 (the “appointment date”). Please see below detailed terms of this contract addendum (this “Agreement”) and any agreements referred to herein supersede any previous agreements between you and Amcor plc or any of its subsidiaries.

Compensation:

•	Your salary will remain unchanged at US$ 1,150,000.

•	You will continue to participate in the Management Incentive Plan (“MIP”) with an incentive opportunity at target of 100% of your salary with payouts ranging from 0% to 200% based on individual and company performance.

•	You will continue to participate in the Long-Term Incentive Plan (“LTIP”) based on a grant date fair value of 300% of your salary, effective from the next grant starting July 1, 2025.

•	The existing Equity Management Incentive Plan (“EMIP”) will be cancelled effective from July 1, 2025 and will form part of the LTIP.

•	The terms of the MIP and LTIP are described in the relevant governing documents, including the 2019 Omnibus Management Share Plan, and may be modified by Amcor from time to time.

Minimum shareholding policy: You will be required to retain any shares delivered from Amcor's equity incentive programs to build and maintain a holding of Amcor shares equivalent to three (3) times your base salary.

Your sincerely,

Peter Konieczny

Chief Executive Officer

For and on behalf of Amcor

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OFFER ACKNOWLEDGEMENT AND ACCEPTANCE

I, Fred Stephan, hereby acknowledge receipt of this Agreement (including the Restrictive Covenants Agreement and any other attachments referenced therein) and accept the position of Division President, Global Flexibles with Amcor. By signing this Agreement below, I accept this offer of employment from Amcor, on the terms and subject to the conditions set forth in this Agreement.

/s/ Fred Stephan	April 30, 2025
Signature	Date

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